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                                    [LETTERHEAD]


December 22, 1997



Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read item 4 of the Form 8-K/A of Global One Distribution & Merchandising Inc. (the "Company") dated December 9, 1997 and have the following comments:

-    We agree with the comments in paragraph 1.

- We agree with the comments in paragraph 3, sentences 4, 5 and 6 except that we were not requested by the Company to issue a report expressing our conclusions with respect to the transactions described in paragraph 2 and paragraph 3.

- We agree with the comments in paragraph 5 except that following our review of the Company's financial statements included in its Form 10-Q for the quarter ended September 30, 1997, we advised management that, in our opinion, the internal controls necessary to develop reliable interim financial statements had deteriorated significantly.

-    We agree with the comments in paragraph 7.

- We have no basis to agree or disagree with the comments included in paragraph 2; paragraph 3, sentences 1, 2 and 3; paragraph 4; and paragraph 6.

Yours truly,

Deloitte & Touche LLP